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                           ARTHUR ANDERSEN LETTERHEAD


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


June 18, 2002


Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K date June 18, 2002 of Universal Health Services, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/S/ ARTHUR ANDERSEN LLP



cc: Mr. Kirk E. Gorman, Senior Vice President and Chief Financial Officer
    Universal Health Services, Inc.